Exhibit 12.1


                          HOVNANIAN ENTERPRISES, INC.



  Statement setting forth computation showing the ratio of earnings to fixed charges and pro forma ratio of earnings to fixed charges, including
                      wholly owned
       mortgage banking and finance subsidiaries.

                 (Dollars in Thousands)





                                                                                               Eight
                                      Quarter        Year          Year         Year         Months        Year          Year
                                       Ended         Ended        Ended         Ended        Ended         Ended         Ended
                                      Jan. 31,      Oct. 31,      Oct. 31,     Oct. 31,      Oct. 31,     Feb. 28,      Feb. 28,
                                       1998          1997          1996         1995          1994         1994          1993
                                      Actual        Actual        Actual       Actual        Actual       Actual        Actual



Net income (loss) . . . . . . . . .    5,913        (6,970)       17,287       14,128        (10,430)     18,645        9,790
Add:

    Federal and State Income Taxes     3,105        (5,154)        7,719        7,526         (5,075)      9,229        4,735
    Extraordinary Loss  . . . . . .                                                                        1,277

    Interest Expensed Res & Comm  .   12,576        37,704        32,157       30,744         15,668      22,530       22,269
    Interest Expensed
             Mortgage &
             Finance
             Subsidiaries . . . . .      622         1,778         2,354        2,836          2,436       4,442        5,162
    Amortization of Bond
             Prepaid
             Exp  . . . . . . . . .      156           636           671          671            447         598          793

              Total Earnings  . . .   22,372        27,994        60,188       55,905          3,046      56,721       42,749

Fixed Charges:

    Interest Incurred Res & Comm  .    7,321        34,777        35,551       37,828         18,966      25,968       22,155

    Interest Incurred
             Mortgage &
             Finance
             Subsidiaries . . . . .      622         1,778         2,354        2,836          2,436       4,442        5,162
    Amortization of Bond Prepaid
             Exp  . . . . . . . . .      156           636           671          671            447         598          793

              Total Fixed Charges      8,099        37,191        38,576       41,335         21,849      31,008       28,110


Ratio                                    2.8         <FN1>           1.6          1.4          <FN2>         1.8          1.5


____________________

<F1>   Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.
<F2>   Earnings for the eight months ended October 31, 1994 were insufficient to cover fixed charges for such period by $18,803.00.